Exhibit 12.2
                                                                        8/13/99


                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1998 and the twelve months ended June, 30 1999


                                                                                                                         Twelve
                                                                                                                         Months
                                                                                                                          Ended
                                                                              Year ended December 31,                   June, 30
                                                       -----------------------------------------------------------
                                                         1994         1995         1996         1997         1998         1999
                                                       ---------------------------Thousands of Dollars--------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                      $594,669     $628,304     $627,627     $645,449     $702,409     $664,224
      Federal and state income taxes                    242,569      186,856      191,167      222,956      141,332      112,208
      Deferred income taxes, net                        (32,536)      32,047       16,715      (12,879)      79,323      100,629
      Deferred  investment  tax credits                      (4)         (75)           0            0            0            0
      AFUDC - Debt funds                                  3,590        7,109        6,517        4,855        4,664        8,445
                                                       ---------    ---------    ---------    ---------    ---------    ---------
         Earnings  as defined                          $808,288     $854,241     $842,026     $860,381     $927,728     $885,506
                                                       =========    =========    =========    =========    =========    =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $180,182     $183,199     $171,689     $169,536     $194,559     $193,076
   Interest  on interim  obligations                      5,939       16,917       20,617       22,787       11,012        9,225
   Amort of debt disc, premium  and expense, net          9,655       20,270        9,520        9,657       42,506       18,115
   Other interest  charges                               19,909       27,064       34,227       57,799       67,129       63,962
                                                       ---------    ---------    ---------    ---------    ---------    ---------
         Fixed charges as defined                       215,685      247,450      236,053      259,779      315,206      284,378
Tax  deductible   preferred  dividends                    1,605        1,605        1,605        1,589        1,236        1,236
                                                       ---------    ---------    ---------    ---------    ---------    ---------
                                                        217,290      249,055      237,658      261,368      316,442      285,614
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Non-tax  deductible  preferred  dividends                24,630       25,464       24,997       12,997       13,407       14,511
Ratio  of net income  before  taxes to net income      x  1.549     x  1.564     x  1.522     x  1.538     x  1.563     x  1.548
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Pref  dividend  requirements  before  income  taxes      38,152       39,826       38,045       19,989       20,955       22,463
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Fixed  charges  plus  pref  dividend  requirements     $255,442     $288,881     $275,703     $281,357     $337,397     $308,077
                                                       =========    =========    =========    =========    =========    =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                       3.16         2.96         3.05         3.06         2.75         2.87

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Note:    The above figures have been adjusted to give effect to Alabama Power
         Company's 50% ownership of Southern Electric Generating Company.